Exhibit 10.5


                        FARMSTEAD TELEPHONE GROUP, INC.

                             GEORGE J. TAYLOR, JR.

                              EMPLOYMENT AGREEMENT


      THIS AGREEMENT is made as of the 1st day of January, 1998, between Farmstead Telephone Group, Inc., a Delaware corporation (the "Company"), and George J. Taylor, Jr. (the "Executive").

                                    RECITALS

      The Company is engaged in various businesses, including the sale of new, and the secondary market resale of, used Lucent telephone parts and systems, the distribution of related re-manufactured products, the provision of repair, refurbishment and other services for telephone equipment, and the sale of voice mail and other telephone-related products (collectively, the "Business").

      Executive is the founder of the Company and is the Chairman of the Board of Directors (the "Board") and Chief Executive Officer. He is also currently the President of the Company and is an executive officer of the Company.

      The Company and the Executive acknowledge that the Executive's abilities and services are important to the prospects of the Company. For this reason, the Company desires to assure itself of the future services of the Executive, and to provide certain security to Executive, and the Executive desires to accept employment as provided in this Agreement.

      NOW, THEREFORE, in consideration of the mutual and dependent promises hereinafter set forth, the parties, intending to be legally bound, do hereby agree as follows:


                                   ARTICLE I

                                  Employment
                                  ----------

      Section 1.1 Employment. The Company agrees to employ the Executive during the Active Employment Period (as referred to in Section 2.1(a) below) as the Chairman of the Board and Chief Executive Officer and President of the Company. The Company agrees to employ the Executive during the Limited Employment Period (as referred to in Section 2.1(b) below) as Chairman of the Board and in such other comparable capacities as are consistent with his position during the Active

Employment Period. The period of employment under this Agreement shall commence on the date of this Agreement and shall continue for the Term as provided in Article II.

      Section 1.2 Duties. The Executive shall serve as Chairman of the Board and Chief Executive Officer and President of the Company, or in such other equal or superior capacity as may be designated by the Board, provided that Executive's continued service as a director of the Company is subject to his continued election to the Board by the Shareholders of the Company. As Chairman of the Board, Chief Executive Officer, and President, Executive shall be employed in an executive management capacity, and Executive shall report only to the Board. Executive shall perform such duties and services consistent with such positions as may be assigned to him from time to time by the Board. Executive agrees, subject to his election as such, to serve as a member of any committee of the Board. During the Active Employment Period, Executive shall devote substantially all of his working time, attention and skill during the normal business week to the business and affairs of the Company and shall perform diligently and faithfully his duties as Chairman of the Board and Chief Executive Officer and President. During the Limited Employment Period, the Executive shall devote time as referred to in Section 2.2 below. Notwithstanding the above, during the Term of this Agreement (a) Executive may have involvement with other businesses so long as such businesses are not competitive with the business of the Company and such activities do not interfere with Executive's obligations to the Company as described above, and
(b) Executive may serve on the boards of directors of other corporations so long as the business of such corporations is not competitive with the business of the Company.

      Section 1.3 Compensation.

      (a) Base Salary. The Company shall pay to Executive during each calendar year during the Active Employment Period (as referred to in Section 2.1(a) below) of this Agreement an annual base salary (the "Base Salary"). The initial rate of Base Salary effective as of January 1, 1998 is $200,000 and Executive shall be paid at that annual rate for the balance of 1998. Such Base Salary will be increased as follows:

            (i)   Effective January 1, 1999, to $250,000; and

            (ii)  Effective January 1, 2000, to $300,000.

            Subsequently, such Base Salary may be increased (but not decreased) by the Board in its discretion in connection with its annual review of the Company's performance at the end of each calendar year. The Base Salary shall be payable in accordance with customary payroll practices of the Company, but in no event less frequently than monthly.

      (b) Annual Bonus. For each calendar year during the Term of this Agreement, commencing in 1998, Executive shall be eligible for a bonus of up to fifty (50%) percent of the Base Salary in effect as of January 1 of the subject year.

            (i) The Board of Directors will establish at the beginning of each subject year the provisions that will determine the payment of the bonus amount;

            (ii) Such provisions may include profitability, growth or other financial measures, and other goals or objectives, all of which may vary from year to year; and

            (iii) Executive can draw up to 50% of the maximum bonus quarterly during the subject year.

      (c) Special Bonus. Executive will be paid a special bonus of $25,000 effective as of January 1, 1998.

      Section 1.4 Stock Options.

      (a) Option Grant. Executive shall be granted, effective as of January 2, 1998, a nonqualified stock option under the 1992 Stock Option Plan for 500,000 shares at the fair market value as of January 2, 1998.

      (b) Vesting. Upon grant, fifty (50%) percent of the option grant shall be vested immediately. The balance of the grant shall become vested at the end of four years, six months from the date of the grant. Notwithstanding the above, the options shall be subject to acceleration of vesting upon achievement of financial goals to be established by the Board of Directors.

      (c) Exercise. The options may be exercised up to ten years from the date of grant.

      (d) Change in Control. In the event of a change in control as defined in Section 5.1, all unvested options will immediately become vested and exercisable.

      (e) Other Provisions. In other respects not set forth above, the option grant will be subject to all provisions of the 1992 Stock Option Plan and will be evidenced by a written agreement between Executive and the Company.

      Section 1.5 Benefits

      (a) Standard Benefits. The Executive shall be entitled during the Term of this Agreement to participate in any Company benefits for executive officers, including, but not limited to, four (4) weeks paid annual vacation (which will accrue and may be carried over to the extent not actually taken in a particular year), health insurance and other benefits generally provided to such executive officers, provided that there will be no vacation benefits during the Limited Employment Period.

      (b) Other Benefits. In addition, Executive shall also be entitled to the following other benefits during the Term of the Agreement:

            (i) The Company shall make available to Executive for business use an Acura RL, or comparable car of Executive's choice, and the Company shall be responsible for maintenance and insurance of the vehicle and replacement every three (3) years;

            (ii) Executive shall be entitled to be reimbursed (up to $5,000 in the aggregate) for the initiation fees for membership in a country club and a health club of Executive's choice, and ongoing dues and costs associated with the use of such clubs for business purposes;

            (iii) The Company shall maintain life insurance coverage naming
                  Executive's designee as beneficiary in the benefit amount of $1,500,000, of which at least $1,000,000 will be a split dollar policy, with the Executive having the right to continue the insurance as provided in Section 2.10;

            (iv) The Company shall maintain long-term disability insurance covering Executive which shall provide to Executive a benefit equal to sixty (60%) of total annual cash compensation, defined as the Base Salary then in effect, plus the average of annual bonuses paid over the prior three (3) years;

            (v) The Company shall, during the Term of this Agreement and for two years after the end of the Term, continue to maintain, to the extent reasonably available in the judgment of the Board, directors and officers liability insurance to cover any acts or omissions by Executive as an officer or director during the Term of this Agreement;

            (vi) The Executive will be entitled to retirement benefits as outlined in a Supplemental Executives' Retirement Plan Agreement to be mutually-agreed between Executive and Company based on the attached adoption agreement; and

            (vii) The Executive will be reimbursed for professional estate and financial planning services up to $5,000 in 1998 and an average of $1,000 per year thereafter.

      (c) Upon submission of appropriate invoices or vouchers, the Company shall pay or reimburse the Executive for all reasonable expenses that he incurs in the performance of his duties during the Term of this Agreement in furthering the business, and in keeping with the policies, of the Company.


                                   ARTICLE II

                             Term and Termination
                             --------------------

      Section 2.1 Employment Period. Subject to Section 2.3 below, the Company agrees to employ the Executive for ten (10) years (the "Term"):

      (a) during five (5) consecutive years of full-time employment commencing January 1, 1998, "Active Employment Period," plus;

      (b) during five (5) consecutive years of limited employment, "Limited Employment Period", commencing January 1, 2003.

      Section 2.2 Limited Employment Period. During the Limited Employment Period, Executive shall be available to provide up to fifty (50) days of active service per year. The Executive shall be paid at an annual amount equal to one-third (1/3) of the Base Salary rate in effect at the time of commencement of the Limited Employment Period, but not less than One Hundred Thousand Dollars ($100,000) annually. If Executive is required to provide more than 50 days of active service in a year, he will be paid an additional amount for such extra days at a per diem rate of Two Thousand Dollars ($2,000) per day.

      Section 2.3 Expiration or Termination of Employment. Employment under this Agreement will be terminated upon the earlier to occur of:

      (a)   expiration of the Term;

      (b)   upon Executive's death;

      (c)   upon Executive's permanent disability;

      (d) upon the date the Executive's Active Employment Period is terminated by the Company or the Executive in accordance with Section 2.4 or 2.5; or

      (e) if during the Limited Employment Period, Executive's employment is terminated by the Company or the Executive as provided in Sections 2.4 or 2.5.

      Section 2.4 Termination by the Company. The Term of this Agreement shall end if the Company determines to terminate Executive either "for cause" or "without cause" at any time during the Term of this Agreement. Except in the case of termination "for cause," termination by the Company will not be effective until thirty (30) days after the Company has given written notice to the Executive of such termination.

      Section 2.5 Termination by Executive. The Term of this Agreement shall end if, at any time during the Term, the Executive determines to terminate his employment either "voluntarily" or "with good reason." The Executive may terminate his employment voluntarily at any time upon ninety (90) days written notice to the Company, provided that the Company may, in such circumstances, require Executive to vacate the Company's premises prior to the expiration of such ninety (90) day period so long as the Company continues to provide the applicable, then-current compensation and benefits to Executive for the duration of such ninety (90) days period. The Executive may terminate his employment upon written notice to the Company, effective immediately, upon the occurrence of "good reason" as defined below, provided that such notice must be given by Executive within thirty (30) days after the event constituting "good reason."

      Section 2.6 Defined Terms. The following terms shall have the meanings prescribed:

      (a) "For cause" shall mean: (i) a conviction of Executive for the willful commission of a felony or the willful perpetration by Executive of a material dishonest act against the Company, or (ii) the willful failure of Executive to act in accordance with any reasonable instruction of the Board relating to the performance of Executive's employment duties in accordance with this Agreement, if such failure is not corrected within seven business days after Executive's receipt of written notification by the Board (acting by majority) of such failure; provided, however, that the provisions of this
Section 2.6(a)(ii) shall not constitute "for cause" if an event constituting "good reason" (as defined below) has occurred within 60 days prior to such notice.

      (b) "Good reason" shall mean a reduction in Base Salary, a material adverse change in the method of determining Executive's bonus, a material reduction in Executive's responsibilities or benefits, any other material breach of this Agreement by the Company, a relocation of the Company's corporate offices in excess of fifty (50) highway miles from the current locations of such offices, or the failure to re-elect Executive as Chairman of the Board and Chief Executive Officer and President or the other removal of Executive from those positions (other than for cause by the Company or voluntarily by executive). Notwithstanding the above, during the Limited Employment Period, a failure to elect Executive Chief Executive Officer and President will not constitute "Good Reason" if Executive is elected Chairman of the Board.

      Section 2.7 Severance Pay.

      (a) If the Company terminates this Agreement without cause during the Active Employment Period as referred to in Section 2.4, the Executive shall be entitled to severance equal to three (3) times the Executive Compensation Amount (as defined below). For purposes of this Agreement, the "Executive Compensation Amount" at any time shall mean the total of Executive's then-current Base Salary, plus the average of Bonuses paid to Executive for the three (3) most recent calendar years. Such severance shall be paid to the Executive as follows: one-half (1/2) within fifteen (15) days following the effective date of termination and the balance in equal weekly installments over the twelve (12) months following the effective date of termination. The Executive shall also be entitled to continue to receive all benefits as referred to in Section 1.5(a) and 1.5(b)(iii) and (iv) until the earlier of (x) the date Executive commences receiving benefits from another employer, or (y) twenty-four (24) months following the effective date of termination.

      (b) If the Executive terminates this Agreement with good reason during the Active Employment Period as referred to in Sections 2.5 and 2.6(b), the Executive shall be entitled to severance pay equal to three (3) times the Executive Compensation Amount to be paid as provided in Section 2.7(a). Executive shall also be entitled to continue to receive all benefits as referred to in Section 2.7(a) during the period referred to in Section 2.7(a).

      (c) If the Company terminates this Agreement without cause or the Executive terminates this Agreement with good reason (to the extent applicable) during the Limited Employment Period, the Executive shall be entitled to payment of the total amount that would have been due for the time remaining in the Term of the Limited Employment Period, payable at the times provided in
Section 2.7(a). Executive shall also be entitled to continue to receive all benefits as referred to in Section 2.7(a) during the period referred to in
Section 2.7(a).

      (d) Executive shall not be entitled to severance pay or other compensation from the Company if the Term of the Agreement expires as provided in Section 2.3(a), is terminated for cause by the Company as referred to in Sections 2.4 and 2.6(a), or if Executive leaves the Company voluntarily as provided in Section 2.5.

      (e) Executive agrees that the above severance pay will constitute an adequate and complete severance in the event of termination or expiration of this Agreement as provided above, and Executive waives any other claims for compensation or severance or other liability from the Company in such situations except as otherwise expressly provided in this Agreement.

      Section 2.8 Obligations Upon Death. If the Executive dies during the Term of this Agreement, the Company's obligations under this Agreement shall terminate immediately and the Executive's estate shall be entitled to all arrearage of salary and expenses but shall not be entitled to further compensation. In addition, Executive's estate shall be entitled to receive such benefits under the terms of any plan and programs of the Company applicable to Executive, including, but not limited to, the life insurance referenced in
Section 1.5(b)(iii).

      Section 2.9 Termination Upon Permanent Disability. If the Executive is permanently disabled, as determined by the insurance carrier underwriting the benefit in Section 1.5(b)(iv), the Executive's employment with the Company shall terminate, and the Executive shall be entitled to benefits under the insurance maintained by the Company as provided in that section and under any other Company plan or program, including, but not limited to, the Supplemental Executives' Retirement Plan referred to in Section 1.5(b)(vi).

      Section 2.10 Certain Insurance. Upon the expiration of the Term of this Agreement or termination in a manner providing severance as set forth above, Executive shall have the option, exercisable by him within thirty (30) days after the effective date of termination or expiration, to continue the life insurance policy referred to in Section 1.5(b)(iii) above, provided that Executive shall be responsible for paying any premiums on such policy to keep it in effect after the Company's obligations to maintain such policy as provided above in this Agreement have ended.

      Section 2.11 Survival of Provisions. Notwithstanding anything else in this Agreement, the provisions of Articles III, IV and V shall survive the termination of the Executive's employment with the Company.


                                  ARTICLE III

                   Covenants, Representations and Warranties
                   -----------------------------------------

      Section 3.1 Covenant Not to Disclose. The Executive agrees that, in performing this normal duties with the Company and by virtue of the relationship of trust and confidence between the Executive and Company, he possesses and will possess certain knowledge of operations and other confidential information of the Company which are of a special and unique nature and value to the Company. The Executive covenants and agrees that he will not, at any time, whether during the Term of this Agreement, or for twenty-four (24) months after the expiration or termination of this Agreement, otherwise, reveal, divulge or make known to any person or entity (other than the Company) or use for his own account, any Company confidential record, data, plan, trade secret, policy, strategy, method or practice of obtaining or doing business, computer program, know-how or knowledge relating to customers, sales, suppliers, market developments, equipment, processes, products or any other confidential information whatever (the "Confidential Information"), whether or not obtained with the knowledge and permission of the Company and whether or not developed, devised or otherwise created in whole or in part through the efforts of the Executive. The Executive further covenants and agrees that he shall retain all Confidential Information which he acquires or develops in trust for the sole benefit of the Company and its successors and assigns. Confidential Information shall not include any information which has entered the public domain otherwise than by reason of a disclosure by the Executive or which is made available by a third party to Executive with right to disclose. The Executive agrees to deliver to the Company at the termination of his employment or at any other time the Company may request, all Company property, including, but not limited to, Confidential Information which he then may possess or have under control.

      Section 3.2 Inventions and Patents. The Executive agrees that all inventions, innovations or improvements in the Company's methods of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during the employment period belong to the Company. The Executive agrees to promptly disclose such inventions, innovations or improvements to the Company and take all actions reasonable requested by the Company to establish and confirm such ownership.


                                   ARTICLE IV

                            Covenant Not To Compete
                            -----------------------

      Section 4.1 Restrictive Covenant. The Executive covenants and agrees with the Company so long as he is employed by the Company, and for twenty-four (24) months following the effective date of termination of Executive's employment with the Company for which he receives a severance benefit pursuant to Sections 2.7(a) or (b) or for twelve (12) months following the termination of Executive's employment with the Company for which he receives a severance benefit pursuant to Section 2.7(c), Executive shall not, anywhere in the Restricted Area, either directly or indirectly, compete with, own, have an interest in, manage, engage in or be employed by, connected with or work for, any person, corporation, partnership or other entity that competes with the Business of the Company or its successors or assigns, or which is owned by, affiliated with, or the owner of any such competitor of the Company, without the written consent of the Company.

      Section 4.2 Definitions. The following terms shall have the meanings prescribed:

      (a) "Business" shall refer to the Business as described in the Recitals to this Agreement. The Business shall include any of the foregoing activities as conducted by the Company (i) as of the date of the execution of this Agreement, (ii) during the Term of this Agreement, (iii) as of the termination or expiration date, or (iv) as reasonably proposed by the Company as of the termination or expiration date.

      (b) "Compete" shall mean engaging, participating, or being involved in any respect or in any capacity in the business of, or furnishing any aid, assistance or service of any kind to any person or entity in connection with, the trading, leasing, buying, selling, exchanging, lending to, borrowing from, marketing, merchandising, importing, exporting, distributing, or producing, of any product or service similar in either design or function, or both, to any product or service of the Business.

      (c) "Restricted Area" shall mean any geographic area in which the Company is doing Business at any time during this Agreement.

      Section 4.3 Non-Compete Election. In the event that the Executive leaves the employment of the Company in circumstances that would not otherwise require the Company to make a severance payment, the Company may, at its election, decide to make a severance payment to Executive for up to six (6) months and the non-compete provisions of this Article IV shall apply during such designated period. Such severance pay shall be equal to 1/12 of the Executive Compensation Amount multiplied by the number or months designated by the Company (up to six months) as the severance period. Such severance shall be paid in a lump sum within fifteen days after the effective date of termination and Executive shall also be entitled to continue to receive all benefits as provided in Section 1.5(a) until the earlier of (x) the date Executive commences receiving benefits from another employer, or (y) the completion of such designated severance period.

      Section 4.4 "Blue Pencil" Rule. The Executive and the Company desire that the provisions of Article IV be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If a court of competent jurisdiction, however, determines that any restrictions imposed on the Executive in this Article IV are unreasonable or unenforceable because of duration, area of restriction, or otherwise, the Executive and the Company agree and intend that the court shall enforce this Article IV to whatever extent the court deems reasonable. The parties intend that the court shall have the right to strike or change any provision of Article IV and substitute therefor different provisions to effect the intent of this Section 4.4.

      Section 4.5 Legitimate Purpose. The Executive has read carefully all of the terms and conditions of this Article IV and agrees that the restraints set forth herein: (a) are reasonable and necessary to support the legitimate business interests and goodwill of the Company; and (b) will not preclude the Executive from earning a livelihood during the life of this Article IV.

                                   ARTICLE V

                               Change in Control
                               -----------------

      Section 5.1 Change in Control Definition. A "change in control" of the Company shall be deemed to have occurred if (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty (30%) percent of the combined voting power of the Company's then outstanding securities, or if (b) over any twelve
(12) month period ("Period") during the Term of this Agreement, individuals who at the beginning of such Period constitute the Board of the Company do not constitute at least fifty (50%) percent of the number of Directors elected during such twelve (12) month Period, or if (c) the Board adopts a resolution, in its sole discretion, to the effect that a material change in control of the Company has occurred for the purposes of this Agreement. For purposes of clause
(b) above, a person who was not a Director at the beginning of such Period but who has (i) filled the place of a Director who has died or has retired in the ordinary course in accordance with any Company policies then in effect, and
(ii) been approved in advance by

Directors who constitute at least two-thirds (2/3rds) of the Directors who were, or are deemed to be, Directors at the beginning of the Period shall for purposes of this provision be deemed to be a Director since the beginning of the Period. Upon the occurrence of a change of control described above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation at any time during the thirty (30) day period immediately following the expiration of six (6) calendar months from the event giving rise to said change in control, and such resignation shall be effective fourteen (14) days after delivery of such resignation in written form to the Company. Nothing herein shall prevent Executive from terminating his employment for good reason, pursuant to Section 2.5, at any time.

      Section 5.2 Impact of Change in Control. Upon resignation by Executive after a change in control as provided in Section 5.1 above:

      (a) if during the Active Employment Period, the Company shall pay the termination benefit described in Section 2.7(a) to Executive; and

      (b) if during the Active Employment Period, shall result in immediate vesting of all stock option grants then unvested; or

      (c) if during the Limited Employment Period, the Company shall pay the termination benefit described in Section 2.7(c) to Executive.

      Section 5.3 Change in Control Payments. Severance payments, any other payments, and amounts resulting from acceleration of unvested stock options related to a change in control shall be payable in full, except that if such payments and resultant additional parachute tax penalties result in a reduction of the net amount received by the Executive, payment above the limits of
Section 280 G of the Internal Revenue Code of 1986 will not be made.

                                   ARTICLE VI

                                 Miscellaneous
                                 -------------

      Section 6.1 Notices. All notices required by this Agreement shall be in writing and shall be sufficiently given if hand delivered, delivered by overnight delivery service, or mailed by registered or certified mail, return receipt requested, to the following addresses:

                If to the Company:   Farmstead Telephone Group, Inc.
                                     22 Prestige Park Circle
                                     East Hartford, CT  06108

                                     Attention:

                If to Executive:     At the most recent address available in
                                     the Company's employment records.

Any party may change its address by written notice to the other party. All notices shall be deemed to have been given as of the date so delivered or mailed.

      Section 6.2 Waiver. The waiver by any party of any breach or default of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

      Section 6.3 Insurance. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to a physical examination and supply such information as may be required in connection therewith.

      Section 6.4 Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, whether written or oral, which relate to the subject matter hereof in any way.

      Section 6.5 Construction and Interpretation. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed and reconstrued, and enforced to the maximum extent possible, in such jurisdictions as if such invalid, illegal or unenforceable provision never had been contained herein.

      Section 6.6 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

      Section 6.7 Amendments. Any provisions of this Agreement may be amended only with the prior written consent of the Company and the Executive.

      Section 6.8 Governing Law. This Agreement shall be interpreted under the laws of the State of Connecticut.

      Section 6.9 Assignment. This Agreement may not be assigned by any party hereto, provided that the Company may assign this Agreement in connection with a merger or consolidation involving the Company or a sale of substantially all its assets, to the surviving corporation or purchaser as the case may be, so long as such assignee assumes the Company's obligations hereunder.

                                        FARMSTEAD TELEPHONE GROUP, INC.


                                        By: /s/ George J. Taylor, Jr.
                                            ----------------------------------

                                        GEORGE J. TAYLOR, JR.

                                        By: __________________________________

                                        Address: _____________________________

                                        ______________________________________

                                        ______________________________________